SECURITIES AND EXCHANGE COMMISSIONS

Washington, D.C. 20549

Form 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

DATE OF REPORT:  November 2, 2006

CCA Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

2-85538-B

(Commission File Number)

1-31643

(IRS Employer Identification Number)

200 Murray Hill Parkway, East Rutherford, New Jersey 07073

(Address of principal executive offices, zip code)

(201) 330-1400

(Registrant’s telephone number including area code)

Item 8.01 Other Events

In a news release made public today (attached herewith as Exhibit “A”), CCA Industries, Inc. announced that Dubilier & Company has entered into a Letter of Intent (attached herewith as Exhibit “B”) with CCA Industries, Inc. to acquire the Company for approximately $94,000,000 or $12.00 per share for the common stock and $14.50 per share for the restricted Class A stock.

The purchase is contingent upon the execution of the mutually agreed to terms and conditions of the Definitive Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly cased this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 2, 2006

          CCA Industries, Inc.

                Registrant

By:        Ira W. Berman

        Ira W. Berman, Secretary

EXHIBIT "A"

02-11-2008 19:05 FROM- T-742 P.002/006 F-402

DUBILIER & COMPANY

Clearwater House
2187 Atlantic Street
Stamford, CT 06902
203. 351 2890
203. 351 2893 FAX

November 1, 2006

CCA Industries, Inc.
200 Murray Hill Parkway
East Rutherford, NJ 07073
Attention: Board of Directors

Gentlemen:

The purpose of this letter of intent ("Letter of Intent") is to set forth our mutual understanding regarding the principal terms and conditions by which Dubilier & Company, Inc., a Delaware corporation ("D&Co"), or an entity to be formed by D&Co specifically for such purpose ("Newco"), shall acquire, by merger or otherwise (the "Transaction"), all of the issued and outstanding capital stock of CCA Industries, Inc., a Delaware corporation (the "Company" and such party that shall so acquire the Company is hereinafter referred to as the "Purchaser").

This Letter of Intent does not contain, nor have the Company and D&Co agreed upon, all of the essential terms and conditions of the Transaction, and those terms and conditions remain subject to approval by the parties hereto. The parties hereto hereby agree that, except for Sections 4, 5, 7, and 8, this Letter of Intent is not binding upon any party hereto and is subject to the negotiation and execution of a definitive agreement (the "Definitive Agreement") by the parties hereto. The parties hereto further agree that the terms and conditions of (i) Section 5 of this Letter of Intent shall survive the termination of this Letter of Intent and (ii) Sections 4, 5, 7 and 8 are legally binding upon and enforceable against the parties hereto regardless of whether such parties enter into a Definitive Agreement.

D&Co is a private investment firm focused on buying and building middle market companies in partnership with management. The firm's professionals include both executives with extensive operating experience as well as professionals with broad financial expertise. Our strategy is to integrate these operating and financial skills to assist the business in which we invest to grow and prosper. Our investment philosophy is based on the successful twenty (20) year track record derived from the D&Co's partners' experience at Clayton, Dubilier and Rice, Inc. (CD&R). In addition, many of the approaches we take when working with companies in which we have invested are based on the strategy developed and pioneered by CD&R. D&Co has chosen to focus its efforts on middle market companies where we believe the opportunity to build values is greatest.

In our collective experience as owners and investors in over twenty (20) different companies, we have always tried to establish a relationship with our management partners that fosters the best possible environment for the successful growth of the company. In order to assist the management team in this endeavor, we assemble a team of professionals with both

HF 3398624v.4 #10853/0000

PAGE 2/6 * RCVD AT 11/2/2006 5:58:31 PM [Eastern Standard Time] * SVR:NYFX01/2 * DNIS:5401 * CSID: * DURATION (mm-ss):01-24

02-11-2006 19:05 FROM- T-742 P.003/005 F-402

general management experience and broad financial expertise. Our strategy is to integrate those operating and financial skills to assist management in building the businesses in which we have invested. Additionally, as we want the management team to be rewarded for the successful results of its efforts, it is our practice to ensure each management team has a significant equity stake in its business.

1. Transaction. The Transaction is contemplated to be structured as a merger between the Company and Purchaser (the surviving entity from such merger being hereinafter referred to as the "Surviving Entity"). Notwithstanding the foregoing, the parties recognize that the structure of the Transaction is subject to continuing review and analysis and that it may be necessary or appropriate to change the structure as a result of tax, accounting or other considerations, as may be mutually agreed by D&Co and the Company.

2. Price. Based on the Company's public filings and other information supplied by the Company to D&Co, the merger consideration to be paid by the Purchaser to the shareholders of the Company at Closing ("Consideration") shall be twelve dollars ($12.00) per share for the Company's issued and outstanding shares of Common Stock, and fourteen dollars and fifty cents ($14.50) per share for the Company's Class A Common Stock, which amount shall be paid in immediately available funds at Closing.

3. Closing. Upon the acceptance of this Letter of Intent by the Company, the parties hereto will negotiate in good faith the terms and conditions of the Definitive Agreement with respect to the Transaction, and such parties will consummate the Transaction (the "Closing") subject to the satisfaction of the conditions to closing set forth in the Definitive Agreement.

4. Due Diligence. Upon acceptance of this Letter of Intent by the Company, the Company shall (i) cooperate fully with D&Co and Purchaser, and their respective members, directors, officers, employees, accountants, lawyers, brokers, financial advisors and any other agent or representative (collectively, the "Purchaser's Representatives") with respect to D&Co and Purchaser's due diligence investigation of the Company and (ii) cause the stockholders, members, directors, officers, employees, accountants, lawyers, brokers, financial advisors and any other agent or representative of the Company (collectively, the "Company's Representatives" and together with the Purchaser's Representatives, the "Representatives") to cooperate fully with Purchaser and the Purchaser's Representatives with respect to the Purchaser's due diligence investigation of the Company. Without limitation of the foregoing, the Company shall provide Purchaser and the Purchaser's Representatives with prompt and complete access during normal business hours to its key employees, accountants (including outside accountants), facilities, books, records, contracts and all other information and data pertaining to the Company (collectively, the "Due Diligence Information"). Purchaser shall not have any obligation to continue with its due diligence investigation or negotiations regarding the Definitive Agreement if, at any time, the results of its due diligence investigation are not satisfactory to D&Co and Purchaser for any reason in its sole discretion.

5. Confidentiality. Except as may otherwise be required by applicable law or order issued by a court of competent jurisdiction or other governmental authority, D&Co and Purchaser shall, and shall cause each of the Purchaser's Representatives to, hold all material confidential information included in the Due Diligence Information in strict confidence and to use and disclose such information only for the purpose of evaluating the Transaction.

HF 3398624v.4 #10053/0000

PAGE 3/8 * RCVD AT 11/1/2006 5:59:31 PM [Eastern Standard Time] * SVR:NYFX01/2 * DNIS:6401 * CSID: * DURATION (mm-ss):01-24

02-11-2006 19:05 FROM- T-742 P.004/006 F-402

6. Definitive Agreement. Purchaser and its counsel shall be responsible for preparing the initial draft of the Definitive Agreement. The Definitive Agreement will be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this Letter of Intent, customary and comprehensive representations and warranties, indemnifications, covenants, agreements and conditions to closing, all subject to negotiation in good faith by the parties hereto. The Definitive Agreement shall include, without limitation, the following conditions to the obligations of the Purchaser to consummate the Transaction:

(a) the Company shall have conducted its business from the date of its execution of this Letter of Intent through the Closing in a manner consistent with the normal operations of its business, taking into account seasonal operational factors;

(b) the Company shall have fully accrued all expenses and obligations required to be accrued in accordance with generally accepted accounting principles, consistently applied and in accordance with the Company's past practices, including all liabilities for taxes;

(c) the Company's filings with the United States Securities and Exchange Commission ("SEC") and with other state and federal agencies shall be complete and correct in all material respects and not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading;

(d) the Company's Board of Directors shall have approved the Transaction and recommended approval thereof to the Company's stockholders and the affirmative vote of the required percentage of the Company's stockholders in order to authorize the transaction shall have been obtained;

(e) Purchaser shall have obtained, on commercially reasonable terms, the financing necessary to consummate the Transaction;

(f) the Company shall have terminated those contracts and agreements providing for compensation and incentive payments to certain members of the Company's management, as the Purchaser shall designete;

(g) the Surviving Entity, on the one hand, and each of Dunnan Edell, Drew Edell and Stephen Heit (collectively, "Management"), on the other hand, shall have entered into Employment Agreements (each an "Employment Agreement") on such terms and conditions as the Surviving Entity and each such member of Management shall mutually agree;

(h) if applicable, the termination of the applicable waiting period under the Hart Scott Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act") shall have occurred or the termination of such waiting period shall have been accelerated by written authorization of the United States Department of Justice; and

HF 3396624v.4 #10853/0000

PAGE 4/6 * RCVD AT 11/1/2006 5:59:31 PM [Eastern Standard Time] * SVR:NYFX01/2 * DNIS:8491 * CSID: * DURATION (mm-ss):01-24

02-11-2006 19:05 FROM- T-742 P.005/006 F-402

(i) The Surviving Entity, on the one hand, and each of Ira Berman and David Edell, on the other hand, shall have entered into Non-Competition Agreements and termination of each of his employment agreements for which the Surviving Entity shall agree to pay each of them (i) two million dollars ($2,000,000) at Closing for the termination of the employment agreements, and (ii) five hundred thousand dollars ($500,000) on each of the first and second anniversaries of the Closing for the Non-Competition Agreements.

The Definitive Agreement shall include, without limitation, as a condition to the obligations of the Company to consummate the Transaction, that the Company shall have received a fairness opinion from a qualified third party investment banking firm with respect to the fairness of the consideration to be paid by the Purchaser in the Transaction.

In addition to the foregoing, the Definitive Agreement shall include, without limitation, the following covenants:

(a) the Company shall covenant and agree that it shall have no outstanding indebtedness at Closing; and

(b) each of Dunnan Edell, Drew Edell, Stephen Heit, Ira Berman and David Edell shall covenant and agree to vote their shares of common stock of the Company in favor of the Transaction.

7. Press Release. The parties acknowledge and agree that the Company shall be permitted to issue a press release disclosing the existence of this Letter of Intent and its terms, to the extent required by applicable law ("Press Release"). Except as set forth in the preceding sentence and as otherwise required by applicable law, no disclosures of this Letter of Intent or the terms hereof shall be made to any third party without the prior written consent of D&Co.

8. Expiration. This Letter of Intent (other than Section 5 which will remain in full force and effect following any termination of this Letter of Intent) shall terminate upon the earlier to occur of (a) written notice of termination given by one party hereto to the other party, or (d) the execution of a Definitive Agreement by the parties.

Once again, we are very enthusiastic about the opportunity to work with you on the proposed Transaction. Please feel free to contact us if we can further clarify any provisions of our proposal.

[signatures appear on the following page]

HF 3398624v.4 #10853/0000

PAGE 5/6 * RCVD AT 11/1/2006 5:59:31 PM [Eastern Standard Time] * SVR:NYFX01/2 * DNIS:8401 * CSID: * DURATION (mm-ss):01-24

02-11-2006 19:06 FROM- T-742 P.008/008 F-402

Sincerely,

DUBILIER & COMPANY, INC.

By______________________
Michael Dubilier, President

Accepted and agreed as of November ___, 2006.

CCA INDUSTRIES, INC.

By______________________
Name:
Title:

HF 3398624v.4 #10853/0000

PAGE 8/8 * RCVD AT 11/1/2006 5:59:31 PM [Eastern Standard Time] * SVR:NYFX01/2 * DNIS:6401 * CSID: * DURATION (mm-ss):01-24